Exhibit 99.1

           FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2010

Net earnings per diluted share from continuing operations rise 9 percent to $0.74; revenues rise 13 percent to $578 million; net orders rise 14 percent to $629 million; company raises guidance for fiscal year

PALO ALTO, Calif., July 28, 2010 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings from continuing operations of $0.74 per diluted share in the third quarter of fiscal year 2010, up 9 percent from $0.68 per diluted share in the year-ago quarter.  Including discontinued operations, net earnings for the third quarter of fiscal 2010 were $0.69 per diluted share.  Revenues for the quarter were $578 million, up 13 percent from the prior-year period and also up 13 percent on a constant currency basis.

Varian’s third quarter net orders totaled $629 million, up 14 percent from the year-ago period and up 15 percent on a constant currency basis.  The quarter-ending backlog was $2.1 billion, up 7 percent versus the year-ago quarter.

“Company net orders rose in double digits in North America, Europe, and the Far East, driven in part by demand for new products from our Oncology Systems and X-Ray Products businesses,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Excellent execution in our two major businesses contributed to quarter-over- quarter gains in both gross and operating margins as well as in net earnings from continuing operations.”

The company ended the quarter with $588 million in cash and cash equivalents and $23 million of debt.  During the third quarter, the company spent $116 million to repurchase 2.3 million shares of common stock. Compared to the same period last year, accounts receivable days sales outstanding was 80, an improvement of three days.

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2010	Page 2

Oncology Systems
Oncology Systems’ third quarter revenues from sales of products and services for radiotherapy, radiosurgery, and brachytherapy totaled $456 million, up 6 percent from the same period last fiscal year.  Third quarter net orders totaled $507 million, up 10 percent versus the year-ago period.  Net orders rose 9 percent in international markets and increased 12 percent in North America.

“Strong demand for our new TrueBeam™ System for high-precision image-guided radiotherapy and radiosurgery contributed to a solid gain in North American and European net orders during the quarter,” said Guertin.  “China, Korea, and Thailand contributed to healthy order increases in the Far East.  Service, including software service agreements, and our RapidArc product for faster treatment delivery also added to the orders growth in this business.”

X-Ray Products

X-Ray Products third quarter revenues from sales of X-ray tubes and digital detectors for filmless imaging were $102 million, up 52 percent from the weak year-ago quarter.  Compared to the same period in fiscal year 2009, X-Ray Products’ third quarter net orders rose 26 percent to $103 million.

“This business had another strong quarter with robust revenue growth for flat panel detectors as well as our X-ray tubes,” Guertin said.  “Net orders for our panel products, particularly our new radiographic panels, also rose significantly in the period.  It appears that we are benefitting from recovering and expanding businesses among many of our customers.  Our X-Ray Products unit was a leading contributor to the company’s improved margins during the quarter.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products (SIP) business, the Varian Particle Therapy business and the Ginzton Technology Center, recorded third quarter revenues of $20 million, up 37 percent from the year-ago period.  Net orders in the Other category were also $20 million, up $11 million versus a weak year-ago quarter.

During the quarter, the company recorded a $6.4 million charge related to its discontinued research instruments business.

Outlook
“In the third quarter of fiscal year 2010, the company’s net earnings benefited from a shift in timing of certain tax items, but we continue to believe that the tax rate will be 31 to 32 percent for the year. For the fourth quarter, we now expect net earnings from continuing operations to be $0.80 to $0.83 per diluted share, bringing the total for the full fiscal year to $2.90 to $2.93 per diluted share,” said Guertin. “We continue to believe that total revenues for the fiscal year could grow by about 6 to 7 percent.”

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2010	Page 3

Investor Conference Call
Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2010 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1-866-271-6130 from inside the U.S. or 1-617-213-8894 from outside the U.S. and enter confirmation code 86287870.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 54383231.  The telephone replay will be available through 5 p.m. PT, Friday, July 30, 2010.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58  For additional information, contact investor relations at 1 650 424-5834.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,200 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as TrueBeam and our radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “continuing,” “can,” “could,” “believe,” “estimate,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the strength of any recovery from the global recession; the impact of recently enacted federal health care legislation and any further health care reforms, and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges in reducing or eliminating ongoing commitments retained from our discontinued research instruments business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2010	Page 4

Varian Medical Systems, Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per share amounts)	Q3 QTR 2010	Q3 QTR 2009	Q3 YTD 2010	Q3 YTD 2009
Net orders	$629.3	549.8	1,718.1	1,625.3
Oncology Systems	506.6	459.3	1,419.3	1,321.1
X-Ray Products	103.2	82.2	306.9	242.1
Other	19.5	8.3	(8.1)	62.1
Order backlog	$2,068.0	1,941.0	2,068.0	1,941.0
Revenues	$578.0	509.8	1,704.5	1,572.1
Oncology Systems	455.9	428.2	1,350.5	1,271.0
X-Ray Products	102.3	67.2	295.9	239.1
Other	19.8	14.4	58.1	62.0
Cost of revenues	$323.6	293.6	955.1	896.5
Gross margin	254.4	216.2	749.4	675.6
As a percent of revenues	44.0%	42.4%	44.0%	43.0%
Operating expenses
Research and development	38.9	35.3	116.2	109.3
Selling, general and administrative	84.7	78.4	247.8	242.8
Operating earnings	130.8	102.5	385.4	323.5
As a percent of revenues	22.6%	20.1%	22.6%	20.6%
Interest income/(expense), net	(0.9)	(0.3)	(1.5)	0.7
Earnings from continuing operations before taxes	129.9	102.2	383.9	324.2
Taxes on earnings	38.0	16.8	122.1	89.9
Earnings from continuing operations	91.9	85.4	261.8	234.3
As a percent of revenues	15.9%	16.7%	15.4%	14.9%
Loss from discontinued operations – net of taxes (1)	(6.4)	-	(6.4)	(12.3)
Net earnings	$85.5	85.4	255.4	222.0

Net earnings (loss) per share – basic:
Continuing operations	$0.75	0.69	2.13	1.89
Discontinued operations (1)	(0.05)	-	(0.05)	(0.10)
Net earnings per share	$0.70	0.69	2.08	1.79
Net earnings (loss) per share – diluted:
Continuing operations	$0.74	0.68	2.10	1.88
Discontinued operations (1)	(0.05)	-	(0.05)	(0.10)
Net earnings per share	$0.69	0.68	2.05	1.78

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	122.1	124.2	122.9	124.0
Average shares outstanding - diluted	124.5	125.0	124.5	124.9

(1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2010	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	July 2,	October 2,
	2010	2009 (1)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$587,611	$553,529
Accounts receivable, net	514,939	580,918
Inventories	390,188	321,861
Deferred tax assets and other	205,190	216,143
Total current assets	1,697,928	1,672,451

Property, plant and equipment	550,180	527,135
Accumulated depreciation and amortization	(288,819)	(263,075)
Property, plant and equipment, net	261,361	264,060

Goodwill	203,288	210,346
Other assets	156,318	161,391
Total assets	$2,318,895	$2,308,248

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$105,823	$116,093
Accrued expenses	227,754	304,402
Deferred revenues	125,554	130,588
Advance payments from customers	280,981	226,964
Product warranty	49,583	50,823
Short-term borrowings	-	4,445
Current maturities of long-term debt	5,520	9,005
Total current liabilities	795,215	842,320
Other long-term liabilities	118,395	130,751
Long-term debt	17,939	23,394
Total liabilities	931,549	996,465

Stockholders’ Equity
Common stock	121,770	125,281
Capital in excess of par value	533,218	516,478
Retained earnings and accumulated other comprehensive loss	732,358	670,024
Total stockholders’ equity	1,387,346	1,311,783
Total liabilities and stockholders’ equity	$2,318,895	$2,308,248

(1)  The condensed consolidated balance sheet as of October 2, 2009 was derived from audited financial statements as of that date.